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DISCOVERY HOLDING COMPANY
THIRD QUARTER EARNINGS RELEASE

--------------------------------------------------------------------------------


Englewood, Colorado - On November 9, 2005, Discovery Holding Company ("DHC") filed its Form 10-Q with the Securities and Exchange Commission for the three months ended September 30, 2005. The following release is being provided to supplement the information provided to investors in DHC's Form 10-Q as filed with the SEC.

On July 21, 2005, Liberty Media Corporation ("Liberty") distributed all the shares ("the Spin-Off") of its newly formed subsidiary, Discovery Holding Company, to Liberty Media shareholders. Immediately following the Spin-Off, DHC's assets were comprised of its 100% ownership interest in Ascent Media Group LLC ("Ascent Media" or "AMG"), a 50% ownership interest in Discovery Communications, Inc. (DCI) and $200 million in cash.

As a supplement to DHC's consolidated statements of operations, the following is a presentation of financial information on a stand-alone basis for the two privately held entities owned by or in which DHC held an interest at September 30, 2005:

o    Ascent Media, a consolidated, wholly-owned subsidiary; and
o    DCI, a 50% owned equity affiliate.

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2005 to the same period in 2004. Please see page 6 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC's consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for AMG and DCI to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.


ASCENT MEDIA
Ascent Media's revenue increased 11% to $168 million while operating cash flow decreased 22% to $18 million. The increase in revenue was primarily due to increases at the creative services group and the network services group. The increase in revenue at the creative services group was due to more commercial advertising production and feature film projects for both post production and sound services in the U.S. partially offset by continued weakness in commercial and feature film services markets in the U.K. The increase in revenue at the network services group was due to a higher number of large engineering and systems integration projects and revenue related to the LPC acquisition partially offset by lower renewal rates on certain ongoing broadcast services contracts.

Ascent Media's operating expenses increased 16%. As a percent of revenue, cost of services increased from 60% to 65%. These increases are due primarily to the network services and media management groups. In the network services group, the mix of revenue shifted to a higher percentage of systems engineering and integration projects, which have lower margins than broadcast services and satellite operations. In addition, competitive pressures resulted in lower rates as contracts are renewed and new business is acquired. Media management services group cost of services increased at a faster rate than revenue as the group has increased spending on development of digital technologies and new services. Additionally, media management's projects have become increasingly more integrated, with complex work flows requiring higher levels of production labor and project management. This increase in labor


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costs, combined with investment in new technologies, resulted in higher cost of services and decreasing operating cash flow margin.


DISCOVERY
The presentation below presents information regarding 100% of DCI's revenue, operating cash flow and other selected financial statement metrics even though DHC only owns 50% of the equity of DCI and accounts for it as an equity affiliate. Please see page 4 for a discussion of why management believes this presentation is meaningful to investors.

DCI's revenue of $639 million and operating cash flow of $171 million are 15% and 6% ahead of the same period a year ago, respectively.

U.S. Networks revenue increased by 11% due to increases in subscriber fees and advertising revenue. Net subscriber fees increased 16% as the U.S. Networks had a 14% increase in paying subscribers combined with contractual rate increases at most networks. Free viewing periods related to a number of U.S. networks, principally networks that are carried on the digital tier, began expiring in 2004 and DCI is now recognizing subscriber fees for those networks. Net subscriber fee increases were also attributable to lower launch support amortization, a contra-revenue item, as the result of extensions to certain affiliation agreements. Net advertising revenue increased 6% as higher advertising sell-out and rates were partially offset by lower audience delivery at certain networks. Operating expenses increased 12% due to an increase in programming and marketing expenses across U.S. Networks. Operating cash flow increased by 9% to $165 million.

International Networks revenue increased 24% due to increases in both subscriber fees and advertising revenue and favorable exchange rates. Net advertising revenue increased 25% primarily due to higher viewership in the U.K. and an increased subscriber base in the UK and Europe. Net subscriber fees increased by 24% due to increases in paying subscription units in Europe and Asia and international joint venture channels combined with contractual rate increases in certain markets. Operating expenses increased 26% due to the previously announced investment in its Lifestyles category designed to develop and grow that market opportunity. Operating cash flow increased 15% due to the increased revenue. Excluding the effects of exchange rates, revenue increased 23% and operating cash flow increased 23%.

Revenue in the Commerce, Education and Other division increased by 15%, principally as a result of a 38% increase in revenue at Discovery Education and a 10% increase in average sales per store offset by a 7% decrease in the average number of stores. Discovery Education revenue increased due to acquisitions that were made over the past year and an increase in the number of schools purchasing its products and services. The operating cash flow loss in the Commerce, Education and Other division increased by $8 million, or 50%, primarily due to the previously announced investment in Discovery Education.

DCI's outstanding debt balance was $2.7 billion at September 30, 2005.


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DCI - 2005 GUIDANCE LOWERED

The following revised estimates assume, among other factors, previously reported performance shortfalls primarily on TLC in the U.S., continued increase in the amount of advertising dollars spent with cable networks as compared to broadcast networks, stabilized ratings at the domestic networks, investment in the international lifestyles and education initiatives, and a stable national retail environment.

For full year 2005 versus 2004, DCI consolidated operating results are expected to increase as follows:

o    Revenue by low to mid teens %.
o    Operating cash flow by mid-single digits %.
o    Operating income by approximately 10%.


DHC disclaims any obligation or undertaking to disseminate any updates to the foregoing guidance to reflect any change in DHC's expectations with regard thereto.




OUTSTANDING SHARES AND LIQUIDITY

At September 30, 2005, there were approximately 280.2 million outstanding shares of DISCA and DISCB and 4.9 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At September 30, 2005, there were 782,305 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $9.7 million. At September 30, 2005, DHC had a cash balance of $228 million and no debt.


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CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF DHC INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF DHC, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF DHC; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPECTED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. DHC EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN DHC'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  John Orr  (720) 875-5622


SUPPLEMENTAL INFORMATION
As a supplement to DHC's consolidated statements of operations, the following is a presentation of quarterly financial information on a stand-alone basis for the two privately held entities (Ascent Media Group LLC and Discovery
Communications, Inc.) owned by or in which DHC held an interest at September 30, 2005.

Please see page 6 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2004 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected information for DCI below presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for DCI even though DHC owns only 50% of DCI and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC's management reviews the operating performance of its investment in DCI. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause DCI to distribute to DHC our proportionate share of the revenue or operating cash flow of DCI.

The selected financial information presented for DCI was obtained directly from DCI. DHC does not control the decision-making processes or business management practices of DCI. Accordingly, DHC relies on DCI's management to provide accurate financial information prepared in accordance with generally accepted accounting principles that DHC uses in the application of the equity method. The above discussion and following analysis of DCI's operations and financial position has been prepared based on information that DHC receives from DCI and represents DHC's views and understanding of their operating performance and financial position based on such information. DCI is not a separately traded public company, and DHC does not have the ability to cause DCI's management to prepare their own management's discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if DCI's management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on DHC's consolidated financial statements.


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QUARTERLY SUMMARY

-----------------------------------------------------------------------------------------------------
(AMOUNTS IN MILLIONS)                           3Q05       2Q05        1Q05       4Q04       3Q04
                                             ----------- ---------- ----------- ---------- ----------
ASCENT MEDIA GROUP LLC (100%)
Revenue                                        $   168         178        174         173        152
OCF                                            $    18          21         21          27         23
Operating Income (Loss)                        $     1         (3)          4           2          4
                                             ----------- ---------- ----------- ---------- ----------

DISCOVERY COMMUNICATIONS, INC. (50.0%) (1)
Revenue - U.S. Networks (2)                    $   428         455        416         413        385
Revenue - International Networks (3), (4)          181         177        159         171        146
Revenue - Commerce, Education & Other (5)           30          28         26         109         26
                                             ----------- ---------- ----------- ---------- ----------
Revenue - Total                                $   639         660        601         693        557
                                             ----------- ---------- ----------- ---------- ----------
OCF - U.S. Networks (2)                        $   165         183        147         140        151
OCF - International Networks (3), (4)               30          21         25          26         26
OCF - Commerce, Education & Other (5)              (24)        (20)       (24)         16        (16)
                                             ----------- ---------- ----------- ---------- ----------
OCF - Total                                    $   171         184        148         182        161
                                             ----------- ---------- ----------- ---------- ----------
Operating Income                               $   166         130         97         159        129
-----------------------------------------------------------------------------------------------------

(1) DCI - Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids Channel, The Science Channel, Discovery Times Channel, Discovery Home (f/k/a Discovery Home & Leisure Channel), Military Channel (f/k/a Discovery Wings Channel), Discovery HD Theater, Fit TV, BBC-America Representation and online initiatives.

     DISCOVERY NETWORKS U.S. JOINT VENTURES - DISCOVERY TIMES, ANIMAL PLANET
     (US) - CONSOLIDATED: DCI owns a 50% interest in Discovery Times and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and consolidated into the results of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners.

(3) DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, Middle East, Africa, India; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Discovery Wings in UK; Animal Planet in UK, Germany, Italy, Discovery en Espanol, Discovery Geschichte in Germany, Discovery Turbo in Latin America and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; People + Arts in Latin America and Spain/Portugal).

     DISCOVERY NETWORKS INTERNATIONAL JOINT VENTURES - CONSOLIDATED
     Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; People + Arts in Latin America and Spain/Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4)  DCI - DISCOVERY NETWORKS INTERNATIONAL - EQUITY AFFILIATES:
     DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, and Animal Planet Canada are not consolidated and are not reflected in the results presented above.

(5) DCI - COMMERCE, EDUCATION AND OTHER: Commerce, Education & Other is comprised of a North American chain of 112 Discovery Channel retail stores, a mail-order catalog business, an on-line shopping site, a global licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.


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NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of DHC included herein together with a reconciliation of that non-GAAP measure to such entity's operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).


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DISCOVERY HOLDING COMPANY

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the three months ended September 30, 2005 and 2004.

---------------------------------------------------------------------------
(AMOUNTS IN MILLIONS)                                3Q05          3Q04
                                                 ------------ -------------
Ascent Media                                       $     18          23
Corporate & Other                                        (1)         (1)
                                                 ------------ -------------
     CONSOLIDATED SEGMENT OPERATING CASH FLOW      $     17          22
                                                 ============ =============


Consolidated segment operating cash flow                 17          22
Stock compensation                                       --          (1)
Depreciation and amortization                           (18)        (18)
Share of earnings of DCI                                 33          20
Other, net                                                2           1
                                                 ------------ -------------
       EARNINGS BEFORE INCOME TAXES                $     34          24
                                                 ============ =============

---------------------------------------------------------------------------


SCHEDULE 2

The following tables provide reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months ended September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004 and September 30,
2004, respectively.

-------------------------------------------------------------------------------------------------------------------
(AMOUNTS IN MILLIONS)                                         3Q05        2Q05        1Q05       4Q04        3Q04
                                                            ---------- ---------- ----------- ---------- ----------
ASCENT MEDIA GROUP LLC (100%)
Operating Cash Flow                                           $   18         21         21          27         23
Depreciation and Amortization                                    (17)       (20)       (17)        (24)       (18)
Stock Compensation Expense                                        --         (4)        --          (1)        (1)
Other                                                             --         --         --          --         --
                                                            ---------- ---------- ----------- ---------- ----------
     OPERATING INCOME                                         $    1         (3)         4           2          4
                                                            ========== ========== =========== ========== ==========

DISCOVERY COMMUNICATIONS, INC. (50%)
Operating Cash Flow                                           $  171        184        148         182        161
Depreciation and Amortization                                    (31)       (31)       (29)        (32)       (28)
Long-Term Incentive Plan                                          26        (23)       (22)          9        (26)
Other                                                             --         --         --          --         22
                                                            ---------- ---------- ----------- ---------- ----------
     OPERATING INCOME                                         $  166        130         97         159        129
                                                            ========== ========== =========== ========== ==========

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


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